Exhibit 10.1

LICENSE AND SERVICES AGREEMENT

This License and Services Agreement (the "Agreement") is made and entered into as of the 01 day of September, 2015 (the "Effective Date"), by and between Mr. Aviv Tzidon, having a principal address at Slozisty 12 street Tel-Aviv, Israel and/or a company to be incorporated/owned by him for the purpose of developing and commercializing electric propulsion aviation (collectively hereinafter, "EViation"), and Mr. John McGinnis, for himself and on behalf of his companies, Synergy Aircraft LLC and MC Squared Design USA LLC, having a principal address at 415 Windward Way, Kalispell MT, USA ("McGinnis"). EViation and McGinnis are sometimes herein referred to individually as a "party" and collectively the "parties".

RECITALS

WHEREAS, McGinnis is the sole owner of US Patent 8657226 (the "Patent"), and other pending patent applications, and possesses certain Information (as defined below) and models in the field of aircraft, including a Double Boxtail Aircraft design; and

WHEREAS, EViation engages in the development and commercialization of electric propulsion aviation worldwide; and

WHEREAS, EViation wishes to license the Patent from McGinnis for use in the EViation Domain (as defined below) and to engage the development and production services of McGinnis in consideration of an aggregate amount of up to US$2,800,000; and McGinnis wishes to provide EViation with such a license and services, all in accordance with the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. DEFINITIONS

1.1. "Affiliate" means an entity that controls, is controlled by, or is under common control with a party, it being understood that fifty percent (50%) or greater voting, equity, or equivalent interest in the controlled entity will be deemed "control".

1.2. "Confidential Information" means any proprietary information of either party hereto, designated as confidential at the time of disclosure or of a confidential nature, including but not limited to, design, software, all business methods, business documents, trade lists, supplier lists, intellectual property, patent applications, engineering drawings, inventions, trade secrets, apparatus, costs, designs, formulation, know how, compounds, components; and information of a business and commercial nature, such as financial and marketing information, trademarks and designs disclosed in any form or medium whatsoever. Confidential Information shall not include information which: (a) is in, or enters, the public domain other than due to a breach of this Agreement; (b) was known to the receiving party prior to the disclosure thereof with no obligations of confidentiality to the disclosing party; (c) developed independently by the receiving party outside the scope of this Agreement and without any use of the Confidential Information; (d) is legally transmitted or disclosed to the receiving party by a third party which owes no obligation of confidentiality to the disclosing party; or (e) is required to be disclosed under applicable law.

1.3. "EViation Domain" means electric powered aircraft, (including hybrid electric), above 55 lbs.

1.4. "Information" means any and all information, data and materials that are not generally known, including but not limited to discoveries, improvements, compositions, sequences, processes, methods, protocols, formulas, data, drawings, manufacturing files, inventions, strategy, know-how and trade secrets, patentable or otherwise, and all other scientific, regulatory, manufacturing, marketing, financial and commercial information or data, and unpublished patent and other legal information or descriptions.

1.5. "Intellectual Property Rights" means patents (including reissues, divisional, continuations, continuations in part, and extensions thereof), utility models, design patents, provisional patents, and registered and unregistered designs including trade dress, mask works, copyrights and any other form of protection afforded by law to inventions, models, designs or technical Information, and applications therefor.

1.6. "IP" means Information and Intellectual Property Rights.

1.7. "Synergy Prime" means the current double boxtail aircraft design developed by Synergy Aircraft, LLC, as set forth in Exhibit B attached hereto.

2. SCOPE; LICENSE AND SERVICES

2.1.	Down Scale Demos. EViation has paid Synergy Aircraft, LLC prior to the Effective Date an aggregate amount of US$300,000 for the development and production of four copies of flying unmanned down-scaled (1:3) demonstrators (the "Down Scale Demos"). McGinnis undertakes to complete the first copy of the four Down Scale Demos by September 30, 2015 and to provide it together with copies of its design files and drawings to EViation by October 22, 2015. EViation will be the owner of the physical copies of the Down Scale Demos, and their accompanying manuals, copies of design files and copies of drawings.

2.2.	Full Scale Demos. In consideration for an additional aggregate amount of US$500,000, McGinnis shall develop and produce a full scale electric Synergy Prime aircraft (the "Full Scale Aircraft") and shall grant EViation with the right to use the Full Scale Aircraft for demonstrations, exhibitions and events for a period of 3 years from the completion of the Full Scale Aircraft. McGinnis will complete the Full Scale Aircraft by June 1St, 2016. McGinnis shall remain the owner of the physical embodiment of Full Scale Aircraft and its IP. The parties agree to cooperate in the scheduling of usage of the Full Scale Aircraft and acknowledge the right of other parties to use the Full Scale Aircraft during the 3 year period.

Patent License. McGinnis hereby grants EViation a worldwide license under the Patent (including reissues, divisional, continuations, continuations in part and extensions of the Patent, as further described in Exhibit C attached hereto), and Information owned or controlled by McGinnis necessary for the completion and utilization of a flying electric double box tail aircraft for use solely in the EViation Domain, including to develop, make, have made, use, have used, sell, offer for sale, and import products and processes (the "License"). This License shall be exclusive (including to exclude McGinnis) during the term of this Agreement and three (3) years thereafter. This License will automatically become nonexclusive upon the lapse of 3 years from the expiration or termination of this Agreement for any reason but shall otherwise continue effective as provided therein. All other terms and conditions of the License are set forth in Exhibit C, attached hereto.

2.3.	Additional Services. McGinnis shall render services and provide certain deliverables to EViation in accordance with the statement(s) of work (SOW) attached as Exhibit A appended to and made part of this Agreement and in accordance with the terms and conditions set forth herein (the "Additional Services"). If EViation wishes to change the scope of the Additional Services or obtain additional services not initially covered by this Agreement and/or not listed in a SOW, EViation shall so advise McGinnis who will provide EViation with an amended or additional SOW for performing the changed or additional services.

2.4.	Subcontractors. Any engagement by McGinnis of subcontractor to provide services under this Agreement shall comply with the terms and conditions of this Agreement, including regarding IP license and confidentiality.

2.5.	Delays. In the event that the parties require additional time to complete any projects described above, the parties agree not to withhold consent to a reasonable extension of time upon request unless the delay is intentional.

3. PROJECT MANAGEMENT

Each Party will appoint a project manager, who will be responsible for managing the progress of the development and production work to be undertaken by such party. The project managers will have a physical or virtual meeting on weekly/bi-weekly basis to update and discuss technical and business matters regarding this Agreement.

4. CONSIDERATION AND PAYMENT TERMS

4.1.	McGinnis acknowledges receipt of US$300,000 to Synergy Aircraft, LLC from EViation for the Down Scale Demos as set forth in Section 2.1 above.

4.2.	Payment of the next $500,000 for development and utilization of the Full Scale Demo as set forth in Section 2.2 shall be as follows: (i) $200,000 within five business days of the Effective Day of this Agreement; and (ii) $200,000 upon delivery of four Down Scale Demos and their design files and drawings; and (iii) $100,000 upon completion of the Full Scale Aircraft.

4.3.	As compensation for the performance of the Additional Services by McGinnis, EViation shall pay to the entity McGinnis shall designate the fees specified in the respective SOW(s), in accordance with the applicable payment terms set forth therein. Should the scope of a project described in any SOW change, the fee to be paid by EViation pursuant to such SOW will be adjusted as mutually agreed upon in writing by the EViation and McGinnis.

4.4.	The fees set forth in this Agreement do not include Value Added Tax (VAT) which shall be added and paid by EViation to the extent applicable at the time of payment of each invoice.

4.5.	To the extent EViation is required to withhold or deduct any applicable taxes from payments due under this Agreement, EViation will do so using reasonable commercial efforts to minimize any such taxes and will reasonably furnish McGinnis with such evidence as may be required by relevant taxing authorities to establish that such tax has been paid so that McGinnis may claim any credit. Provided however, that EViation shall not make any tax withholdings to the extent it obtained from McGinnis sufficient certifications from the tax authorities that no withholding is required.

4.6.	Payment shall be made against dully issued invoices within 30 days of the invoice date.

5. INTELLECTUAL PROPERTY

5.1.	McGinnis is and shall remain the sole and exclusive owner of the Patent and the Information he has developed that relates thereto.

5.2.	Any and all IP developed in the course of or as a result of the services under this Agreement ("Foreground IP") shall belong to McGinnis and shall be automatically and for no additional consideration licensed to EViation under the License.

5.3.	Filing, prosecution, maintenances and enforcement of patent applications and patents on the Foreground IP shall be coordinated with EViation and be subject to its review, comments and approval.

6. CONFIDENTIALITY

6.1.	Each Party (for the purpose of this section 6, the "Receiving Party") will keep in confidence the Confidential Information that it receives from the other party (for the purpose of this section 6, the "Disclosing Party") and agrees to protect it with the same degree of care used in protecting its own Confidential Information, but no less then a reasonable degree of care. Each Receiving Party agrees not to reproduce or disclose the Confidential Information to any third party, or to use the Confidential Information for any purpose, except for the purposes of this Agreement and/or as explicitly authorized by the Disclosing Party. The Receiving Party agrees to restrict the access to the Confidential Information to employees or agents who have a need to know in order to fulfil their obligations under this Agreement. The Receiving Party further agrees to instruct its employees and agents having access to the Confidential Information of the Receiving Party's confidentiality obligations.

6.2.	Each Party shall have the ability to disclose to potential investors, current investors and / or shareholders the existence and terms of Agreement.

7. LIMITATION ON LIABILITY

TO THE MAXIMUM EXTENT PERMITTED BY LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, OR THE FURNISHING, PERFORMANCE OR USE OF ANY PRODUCTS, GOODS OR SERVICES SOLD PURSUANT HERETO, WHETHER DUE TO A BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE.

8. TERM AND TERMINATION

8.1.	Term. This Agreement will commence on the Effective Date and will continue, unless terminated earlier in accordance with the terms and conditions of this Section 8, until the last SOW has been completed.

8.2.	Termination for Convenience. Following the completion of the Full Scale Demos, either party shall have the right to terminate this Agreement at any time and for any reason or for no reason by giving the other party a 60-day prior written notice.

8.3.	Termination for Cause. Either party may terminate this Agreement, effective upon written notice to the other party stating such party's intention to terminate, if the other party: (i) ceases to function as a going concern or to conduct operations in the normal course of business; (ii) has a petition filed by or against it under any bankruptcy or insolvency law which petition has not been dismissed or set aside within sixty (60) days of its filing; or (iii) fails to perform any of its material obligations under this Agreement in any material respect so as to be in default hereunder and fails to cure such default within thirty (30) days after written notice of such default, unless such default is of a type that it cannot reasonably be expected to be cured within such thirty (30) day period, in which event the defaulting party shall have not more than ninety (90) days to cure such default, provided such party is diligently prosecuting the cure of such default. Material obligation failures include, but are not limited to, the following:

a)	A party fails to maintain confidentiality of the other party's trade secrets and other information;

b)	McGinnis fails to deliver upon pre-agreed milestones of development set out in Exhibit A hereto;

c)	McGinnis assigns or sublicenses in violation of the Agreement, and its Exhibits;

d)	EViation fails to pay royalties when due or fails to accurately report Net Revenues, as defined in the Net Revenues Section of the Patent License, integrated herewith;

e)	EViation assigns or sublicenses in violation of the Agreement and its Exhibits;

f)	EViation fails to exercise reasonable effort to market the Licensed Products as defined in the patent license (Attachment C).

8.4.	Duties upon Termination. Upon termination of this Agreement: (i) each party shall return or destroy the Confidential Information of the other party; and (ii) EViation shall pay McGinnis for all Additional Services rendered through the effective date of termination.

8.5.	Survival. Sections 2.1, 2.2, 5, 6, 7, 8.4, 8.5, 9 and 10 will survive any termination of this Agreement.

9. INDEPENDENT CONTRACTORS

9.1.	Nothing contained in this Agreement shall be considered or construed as creating a partnership or joint venture or the relationship of principal and agent, or of employer and employee between the parties, and neither party shall have the right, power or authority to obligate or bind the other in any manner whatsoever, except as expressly stated herein or otherwise agreed in writing.

10. MISCELLANEOUS

10.1.	Governing Law and Jurisdiction. This Agreement will be exclusively governed by and construed under and in accordance with the laws of the State of Illinois USA, without regard to its choice of law provisions. Each Party irrevocably consents and submits to the exclusive jurisdiction of the courts in Chicago, in connection with any action to enforce the provisions of this Agreement, to recover damages or other relief for breach or default under this Agreement, or otherwise arising under or by reason of this Agreement.

10.2.	Notices. Any notice, communication or statement relating to this Agreement shall be in writing and deemed effective upon delivery in person, by e-mail, by verified facsimile transmission, by delivery service that provides confirmation of receipt, or by registered or certified mail, to the address of the respective party set forth above.

10.3.	Modification; Amendment. No modification of, extension to, or amendment to, this Agreement shall be effective unless in writing signed by both parties. This Agreement shall not be supplemented or modified by any course of dealing, course of performance or other trade usage.

10.4.	Assignment; Successors and Assigns. Neither party shall assign any of its rights and obligations hereunder without the prior written consent of the other party.

This Agreement shall be binding upon and inure to the benefit of each party's successors and permitted assigns. Notwithstanding the aforesaid, the parties may assign or otherwise transfer rights and obligations hereunder to an Affiliate and in addition, as part of a merger, acquisition or the sale of all or substantially all of the assets of such party related to the subject matter of this Agreement.

10.5.	Waiver. Any waiver of any kind by a party of a breach of this Agreement must be in writing, shall be effective only to the extent set forth in such writing and shall not operate or be construed as a waiver of any subsequent breach. Any delay or omission in exercising any right, power or remedy pursuant to a breach or default by a party shall not impair any right, power or remedy which either party may have with respect to a future breach or default.

10.6.	Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

10.7.	Headings. All section headings herein are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections to which they refer.

10.8.	Integration. This Agreement together with Exhibits A, B, and C sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and merges and supersedes all prior understandings (whether written, verbal or implied) with respect thereto. The parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding any contrary or additional terms in any of the parties' preprinted documents, unless explicitly agreed to in writing by both parties.

10.9.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be a duplicate original, but which, taken together, shall be deemed to constitute a single instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

EVIATION		JOHN MCGINNIS

By:	/s/ Aviv Tzidon	By:	/s/ John McGinnis
Name:	Aviv Tzidon	Name:	John McGinnis
Title:	Licensee	Title:	Licensor - Investor